As filed with the Securities and Exchange Commission on September 25, 2008

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

THE ROYAL BANK OF SCOTLAND GROUP plc

Scotland (State or Other Jurisdiction of Incorporation or Organization)		None (I.R.S. Employer Identification No.)
RBS Gogarburn PO Box 1000 Edinburgh EH12 1HQ United Kingdom (Address of Principal Executive Offices)

The Royal Bank of Scotland Group plc 2007 Executive Share Option Plan
The Royal Bank of Scotland Group plc Restricted Share Plan
(Full Title of the Plan)

CT Corporation System
111 Eighth Avenue
New York, NY 10011
(Name and Address of Agent for Service)

(212) 894 8940

(Telephone Number, Including Area Code, of Agent for Service)

Copies of Communications to:

Thomas B. Shropshire, Jr.

Linklaters LLP

One Silk Street

London, EC2Y 8HQ, United Kingdom
011 44 20 7456 2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer ☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Ordinary Shares of 25 pence each to be issued under the 2007 Executive Share Option Plan	11,854,125	$5.44	(2)	$64,486,440	(2)	$2,534.32
Ordinary Shares of 25 pence each to be issued under the Restricted Share Plan	35,670,515	$4.02	(3)	$143,395,470	(3)	$5,635.44

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, this Registration Statement shall also cover any additional ordinary shares of the Registrant that may become issuable under the plans as a result of any stock split, stock dividend or similar transaction.

(2)

Stated for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h)(1) under the Securities Act of 1933, as amended. Such price has been computed based on the offering price of the option for ordinary shares of The Royal Bank of Scotland Group plc converted at the currency exchange ratio of £1.00:$1.8297 on September 19, 2008.

(3)

Stated for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h)(1) under the Securities Act of 1933, as amended. Such price has been computed based on the average of the high and low sales prices for American depositary shares of The Royal Bank of Scotland Group plc on the New York Stock Exchange on September 19, 2008.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required in Part I of Form S-8 will be sent or given to participating employees as specified in Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

ITEM 1.     PLAN INFORMATION.

Not required to be filed with the Securities and Exchange Commission (the “SEC”).

ITEM 2.     REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

We will provide to each participant a written statement advising it of the availability of documents incorporated by reference in Item 3 of Part II of this Registration Statement and of documents required to be delivered pursuant to Rule 428(b) under the Securities Act without charge and upon written or oral notice by contacting:

Gordon Reid

RBS Gogarburn

PO Box 1000

Edinburgh EH12 1HQ

United Kingdom

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.     INCORPORATION OF DOCUMENTS BY REFERENCE.

The Royal Bank of Scotland Group plc (the “Registrant”) hereby incorporates by reference the following documents filed with the SEC:

1.	Annual Report of the Registrant on Form 20-F for the fiscal year ended December 31, 2007.

2.

Form 6-K reports filed by the Registrant dated January 31, 2008, February 8, 2008, February 15, 2008, February 22, 2008, February 28, 2008 (2 filings), February 29, 2008, March 7, 2008, March 31, 2008 (2 filings), April 7, 2008, April 14, 2008, April 18, 2008, April 21, 2008 (2 filings), April 22, 2008 (2 filings), April 24, 2008, April 25, 2008, April 28, 2008, May 1, 2008, May 2, 2008, May 6, 2008, May 12, 2008, May 14, 2008, May 15, 2008, May 20, 2008, May 27, 2008, June 9, 2008, June 10, 2008 (2 filings), June 17, 2008, June 19, 2008, June 23, 2008, June 26, 2008, June 30, 2008, July 7, 2008, July 14, 2008, August 8, 2008 and September 2, 2008.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

ITEM 4.     DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.     INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Except as hereinafter set forth, there is no provision of the Memorandum and Articles of Association of the Registrant or any contract, arrangement or statute under which any director or officer of the Registrant is insured or indemnified in any manner against any liability that he may incur in his capacity as such.

Article 169 of the Registrant’s Articles of Association provides:

“(A)        Subject to the provisions of the 2006 Act, but without prejudice to any indemnity to which the person concerned may otherwise be entitled, every Director or other officer of the Company (including, but only if the Directors so determine, any person (whether an officer or not) engaged by the Company as auditor) shall be entitled to be indemnified out of the assets of the Company against (a) any liability incurred by him for negligence, default, breach of duty or breach of trust in relation to the affairs of the Company, (b) any liability incurred by him in connection with the Company’s activities as a trustee of an occupational pension scheme (as defined in section 235(6) of the 2006 Act), or (c) any other liability incurred by him in relation to the Company or its affairs, provided that this Article 169(A) shall be deemed not to provide for, or entitle any such person to, indemnification to the extent that it would cause this Article 169(A), or any element of it, to be treated as void under the 2006 Act or otherwise under the Statutes.

(B)           Without prejudice to paragraph (A) above or to any indemnity to which a Director may otherwise be entitled, to the extent permitted by the Statutes and otherwise upon such terms and subject to such conditions as the Directors may in their absolute discretion think fit, the Directors shall have power to make arrangements to provide a Director with funds to meet expenditure incurred or to be incurred by him:

(i)            in defending any criminal or civil proceedings or in connection with any alleged negligence, default, breach of duty or breach of trust by him in relation to the Company or any associated company;

(ii)           in defending himself in an investigation by a regulatory authority, or against action proposed to be taken by a regulatory authority, in connection with any such alleged negligence, default, breach of duty or breach of trust as foresaid; or

(iii)          in connection with any application referred to in section 205(5) of the 2006 Act,

or to enable a Director to avoid incurring such expenditure.

(C)           In paragraph (A) above, “liability” includes costs, charges, losses and expenses.  For the purposes of paragraph (B) above, “associated company” shall be construed in accordance with Section 256 of the 2006 Act.”

Section 232 of the United Kingdom Companies Act 2006 provides:

“(1) Any provision that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

(2) Any provision by which a company directly or indirectly provides an indemnity (to any extent) for a director of the company, or of an associated company, against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director is void, except as permitted by—

(a)       section 233 (provision of insurance),

(b)      section 234 (qualifying third party indemnity provision), or

(c)       section 235 (qualifying pension scheme indemnity provision).

(3)          This section applies to any provision, whether contained in a company’s articles or in any contract with the company or otherwise.

(4)          Nothing in this section prevents a company’s articles from making such provision as has previously been lawful for dealing with conflicts of interest.”

Section 233 of the United Kingdom Companies Act 2006 provides:

“Section 232(2) (voidness of provisions for indemnifying directors) does not prevent a company from purchasing and maintaining for a director of the company, or of an associated company, insurance against any such liability as is mentioned in that subsection.”

Section 234 of the United Kingdom Companies Act 2006 provides:

“(1) Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying third party indemnity provision.

(2) Third party indemnity provision means provision for indemnity against liability incurred by the director to a person other than the company or an associated company.

Such provision is qualifying third party indemnity provision if the following requirements are met.

(3)          The provision must not provide any indemnity against—

(a)      any liability of the director to pay—

(i)       a fine imposed in criminal proceedings, or

(ii)      a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or

(b)      any liability incurred by the director—

(i)       in defending criminal proceedings in which he is convicted, or

(ii)      in defending civil proceedings brought by the company, or an associated company, in which judgment is given against him, or

(iii)     in connection with an application for relief (see subsection (6)) in which the court refuses to grant him relief.

(4)          The references in subsection (3)(b) to a conviction, judgment or refusal of relief are to the final decision in the proceedings.

(5)          For this purpose—

(a)      a conviction, judgment or refusal of relief becomes final—

(i)       if not appealed against, at the end of the period for bringing an appeal, or

(ii)      if appealed against, at the time when the appeal (or any further appeal) is disposed of; and

(b)      an appeal is disposed of—

(i)       if it is determined and the period for bringing any further appeal has ended, or

(ii)      if it is abandoned or otherwise ceases to have effect.

(6)          The reference in subsection (3)(b)(iii) to an application for relief is to an application for relief under section 661(3) or (4) (power of court to grant relief in case of acquisition of shares by innocent nominee), or section 1157 (general power of court to grant relief in case of honest and reasonable conduct).”

Section 727 of the United Kingdom Companies Act 1985 provides:

“(1) If in any proceedings for negligence, default, breach of duty or breach of trust against an officer of a company or a person employed by a company as auditor (whether he is or is not an officer of the company) it appears to the court hearing the case that that officer or person is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from his liability on such terms as it thinks fit.

(2) If any such officer or person as above-mentioned has reason to apprehend that any claim will or might be made against him in respect of any negligence, default, breach of duty or breach of trust, he may apply to the court for relief; and the court on the application has the same power to relieve him as under this section it would have had if it had been a court before which proceedings against that person for negligence, default, breach of duty or breach of trust had been brought.

(3) Whereas a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant or defender ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case in whole or in part from the jury and forthwith direct judgment to be entered for the defendant or defender on such terms as to costs or otherwise as the judge may think proper.”

The Registrant has agreed to indemnify the Registrant’s authorized representative in the United States from and against certain directors’ and officers’ liabilities.

The Registrant has obtained directors’ and officers’ insurance coverage, which, subject to policy terms and limitations, includes coverage to reimburse the Registrant for amounts that may be required or permitted by law to be paid to directors or officers of the Registrant and its consolidated subsidiaries.

In terms of section 236 of the United Kingdom Companies Act 2006, the directors of the Registrant, members of the Group Executive Management Committee and Approved Persons of the Group (as defined in the United Kingdom Financial Services and Markets Act 2000) have been granted Qualifying Third Party Indemnity Provisions by the Registrant

In terms of section 236 of the United Kingdom Companies Act 2006, Qualifying Pension Scheme Indemnity Provisions (“QPSIP”) have been issued by the Registrant to a number of pension trustees/directors of in-house corporate trustees of the pension schemes. The intention is to issue QPSIPs to all pension trustees of the Group’s pension schemes during 2008.

ITEM 7.     EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.     EXHIBITS.

4.	Memorandum and Articles of Association of The Royal Bank of Scotland Group plc.

5.	Opinion of Dundas & Wilson CS LLP, counsel to Registrant, as to the legality of the securities being registered.

23.	Consent of Deloitte & Touche LLP.

24.	Power of Attorney (included on the signature page of this registration statement).

99.1	The Royal Bank of Scotland Group plc 2007 Executive Share Option Plan.

99.2	The Royal Bank of Scotland Group plc Restricted Share Plan.

ITEM 9.     UNDERTAKINGS.

(a)	The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Edinburgh, Scotland, on September 25, 2008.

THE ROYAL BANK OF SCOTLAND GROUP PLC

By:	/s/ Miller McLean
Name:	Miller McLean
Title:	Group General Counsel and Group Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Miller Roy McLean and Aileen Taylor and each of them (with full power to each of them to act alone) his true and lawful attorney-in-fact and agent, with full power of substitution, and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement or any registration statement in connection herewith, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the following capacities as of the date indicated above.

Name	Title

/s/ Tom McKillop	Chairman
Sir Tom McKillop

/s/ Frederick Anderson Goodwin	Director and Group Chief Executive (Principal Executive Officer)
Sir Frederick Anderson Goodwin

/s/ Guy Whittaker	Director and Group Finance Director (Principal Financial and Accounting Officer)
Guy Whittaker

Name	Title

/s/ Colin Alexander Mason Buchan	Director
Colin Alexander Mason Buchan

/s/ Johnny Cameron	Director
Johnny Cameron

/s/ James McGill Currie	Director
James McGill Currie

Director
Lawrence Kingsbaker Fish

/s/ Mark Fisher	Director
Mark Fisher

/s/ Bill Friedrich	Director
Bill Friedrich

/s/ Archibald Sinclair Hunter	Director
Archibald Sinclair Hunter

Director
Charles John Koch

/s/ Janis Kong	Director
Janis Kong

/s/ Joseph Patrick MacHale	Director
Joseph Patrick MacHale

/s/ Gordon Francis Pell	Director
Gordon Francis Pell

/s/ Stephen Arthur Robson	Director
Sir Stephen Arthur Robson

Name	Title

/s/ Robert Avisson Scott	Director
Robert Avisson Scott

Director
Peter Dennis Sutherland

/s/ Donald J. Barry, Jr.	Authorized U.S. Representative
Donald J. Barry, Jr.